Exhibit 5.1
[PMI LETTERHEAD]
May 4, 2017

The Board of Directors
Philip Morris International Inc.
120 Park Avenue
New York, NY 10017

Opinion and Consent of Jerry Whitson,
Deputy General Counsel and Corporate Secretary of Philip Morris International Inc.

Ladies and Gentlemen:

I have acted as counsel to Philip Morris International Inc., a Virginia corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to an aggregate of 26,000,000 shares of the Company’s common stock, without par value (the “Shares”), 25,000,000 of which are issuable pursuant to the Philip Morris International Inc. 2017 Performance Incentive Plan (the “2017 Performance Incentive Plan”) and 1,000,000 of which are issuable pursuant to the Philip Morris International Inc. 2017 Stock Compensation Plan for Non-Employee Directors (the “2017 Non-Employee Director Plan”).

This opinion is being furnished to you in accordance with Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

I have examined and am familiar with the 2017 Performance Incentive Plan and 2017 Non-Employee Director Plan and such records of the Company and certificates of its officers and of public officials as I have deemed necessary in rendering this opinion.

Based upon the foregoing and to further qualifications stated below, I am of the opinion that:

1.    The Company has been duly incorporated and validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia, with corporate power and authority to issue the Shares; and

2.    The Shares have been duly authorized and, when issued in accordance with the terms of the 2017 Performance Incentive Plan and 2017 Non-Employee Director Plan, as applicable, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s registration statement on Form S-8. In giving such consent, I do not thereby admit that I am within the category of a person whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ JERRY WHITSON
Jerry Whitson
Deputy General Counsel and Corporate Secretary